Exhibit 99.1
Penton Media, Inc.
The Penton Media Building
1300 E. 9th St.
Cleveland, OH 44114 USA
216.696.7000
Fax: 216.931.9492
www.penton.com
For Immediate Release:
PENTON MEDIA STOCKHOLDERS APPROVE PROPOSED MERGER
WITH PRISM BUSINESS MEDIA HOLDINGS
CLEVELAND, OH — January 23, 2007 — Penton Media, Inc. (OTCBB: PTON) announced that at a special meeting of stockholders held today, Penton’s stockholders approved the previously announced merger agreement with Prism Business Media Holdings, Inc. More than 93 percent of the votes cast by common stockholders and all votes cast by preferred stockholders were voted in favor of the transaction. The transaction is anticipated to close on or before February 6, 2007.
About Penton Media, Inc.
Penton Media, Inc. (http://www.penton.com/), a diversified business-to-business media company, provides high-quality content and integrated marketing solutions to the following industries: aviation; business technology Enterprise Information Technology; design/engineering; electronics; food/retail; government/compliance; hospitality; manufacturing; mechanical systems/construction; and natural and organic products. Penton produces market-focused magazines, trade shows, conferences, and online media and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.
Forward-looking Statements
This document contains information relating to Penton Media, Inc. that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among other things, statements regarding the transaction pursuant to which Penton will be acquired by Prism Business Media and the expected closing of such transaction. Although Penton believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of risks and uncertainties.
Media and investor contact
Penton Media, Inc.
Bethany Weaver
(216) 931-9551
bweaver@penton.com